Transamerica Asset Management, Inc. 1801 California Street, Suite 5200 Denver, Colorado 80202 (720) 482-1574

June 15, 2016

VIA EDGAR CORRESPONDENCE

Mr. Keith A. Gregory

United States Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549-0102

Re:	Transamerica Funds (the “Registrant”)

(File Nos. 033-02659; 811-04556)

Dear Mr. Gregory:

On behalf of the Registrant, we are filing this letter to respond in writing to the Staff’s comment on the Registration Statement filed under Rule 485(a) of the Securities Act of 1933, as amended (the “1933 Act”), on Form N-1A (Accession Number: 0001193125-16-600480) with the Securities and Exchange Commission (the “Commission”) on May 24, 2016, relating to the registration of a new “Advisor Class” for thirty-one existing series of the Registrant and the addition of “R6” Class shares to four other existing series of the Registrant (each individual series a “Fund” and collectively, the “Funds”). The Staff’s comment was conveyed to the Registrant by telephone on June 13, 2016.

The Staff requested that the Registrant provide, via Edgar Correspondence, the information required by Form N-1A in the “Annual Fund Operating Expenses” section of the prospectuses, including all line items and footnotes for each Fund. The registrant furnishes the requested information below.

ADVISOR CLASS

Transamerica Capital Growth

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.75%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.22%

Total annual fund operating expenses		0.97%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Concentrated Growth

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.68%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.20%

Total annual fund operating expenses		0.88%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Dividend Focused

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.67%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.20%

Total annual fund operating expenses		0.87%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Emerging Markets Debt

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.62%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.24%

Total annual fund operating expenses		0.86%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Emerging Markets Equity

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.98%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.33%

Total annual fund operating expenses		1.31%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Event Driven

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		1.19%
Distribution and service (12b-1) fees		None
Other expenses[1]		1.93%
Dividend, interest and borrowing expense on securities sold short[2]			1.11%
All other expenses			0.82%
Acquired fund fees and expenses		0.06%

Total annual fund operating expenses		3.18%

Fee waiver and/or expense reimbursement[3]		0.35%

Total annual fund operating expenses after fee waiver and/or expense reimbursement[4]		2.83%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Dividend expense on securities sold short refers to paying the value of dividends to the securities’ lenders. Interest expense on securities sold short arises from the use of short sale proceeds to invest more than 100% of the fund’s net assets in long positions.
[3]

Contractual arrangements have been made with the fund’s investment manager, Transamerica Asset Management, Inc. (“TAM”), through [March 1, 2017] to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed [1.35%], excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the fund’s business. These arrangements cannot be terminated prior to [March 1, 2017] without the Board of Trustees’ consent. TAM is entitled to recapture amounts waived and/or reimbursed to a class during any of the previous 36 months if the class’s total annual operating expenses have fallen to a level below the limit described above.
[4]	Total annual fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses or borrowing expenses on securities sold short.

Transamerica Flexible Income

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.46%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.20%

Total annual fund operating expenses		0.66%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Floating Rate

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.64%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.29%
Acquired fund fees and expenses		0.01%

Total annual fund operating expenses		0.94%

Fee waiver and/or expense reimbursement[2]		0.13%

Total annual fund operating expenses after fee waiver and/or expense reimbursement[3]		0.81%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Contractual arrangements have been made with the fund’s investment manager, Transamerica Asset Management, Inc. (“TAM”), through [March 1, 2017] to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed [0.80%], excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the fund’s business. These arrangements cannot be terminated prior to [March 1, 2017] without the Board of Trustees’ consent. TAM is entitled to recapture amounts waived and/or reimbursed to a class during any of the previous 36 months if the class’s total annual operating expenses have fallen to a level below the limit described above.
[3]	Total annual fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses or borrowing expenses on securities sold short.

Transamerica Global Bond

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.57%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.41%

Total annual fund operating expenses		0.98%

Fee waiver and/or expense reimbursement[2]	0.23%

Total annual fund operating expenses after fee waiver and/or expense reimbursement	0.75%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Contractual arrangements have been made with the fund’s investment manager, Transamerica Asset Management, Inc. (“TAM”), through [March 1, 2017] to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed [0.75%], excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the fund’s business. These arrangements cannot be terminated prior to [March 1, 2017] without the Board of Trustees’ consent. TAM is entitled to recapture amounts waived and/or reimbursed to a class during any of the previous 36 months if the class’s total annual operating expenses have fallen to a level below the limit described above.

Transamerica Global Equity

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.84%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.25%
Acquired fund fees and expenses		0.01%

Total annual fund operating expenses[2]		1.10%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Total annual fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses or borrowing expenses on securities sold short.

Transamerica Global Long/Short Equity

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		1.03%
Distribution and service (12b-1) fees		None
Other expenses[1]		2.72%

Dividend, interest and borrowing expense on securities sold short			2.09%
All other expenses			0.63%
Total annual fund operating expenses		3.75%

Fee waiver and/or expense reimbursement[2]		0.11%

Total annual fund operating expenses after fee waiver and/or expense reimbursement		3.64%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Contractual arrangements have been made with the fund’s investment manager, Transamerica Asset Management, Inc. (“TAM”), through [March 1, 2017] to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed [1.55%], excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the fund’s business. These arrangements cannot be terminated prior to [March 1, 2017] without the Board of Trustees’ consent. TAM is entitled to recapture amounts waived and/or reimbursed to a class during any of the previous 36 months if the class’s total annual operating expenses have fallen to a level below the limit described above.

Transamerica High Yield Bond

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.58%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.21%

Total annual fund operating expenses		0.79%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica High Yield Muni

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.54%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.58%
Acquired fund fees and expenses		0.01%

Total annual fund operating expenses		1.13%

Fee waiver and/or expense reimbursement[2]		0.36%

Total annual fund operating expenses after fee waiver and/or expense reimbursement[3]		0.77%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Contractual arrangements have been made with the fund’s investment manager, Transamerica Asset Management, Inc. (“TAM”), through [March 1, 2017] to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed [0.76%], excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the fund’s business. These arrangements cannot be terminated prior to [March 1, 2017] without the Board of Trustees’ consent. TAM is entitled to recapture amounts waived and/or reimbursed to a class during any of the previous 36 months if the class’s total annual operating expenses have fallen to a level below the limit described above.
[3]	Total annual fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses or borrowing expenses on securities sold short.

Transamerica Income & Growth

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.69%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.21%
Acquired fund fees and expenses		0.24%

Total annual fund operating expenses[2]		1.14%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Total annual fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses or borrowing expenses on securities sold short.

Transamerica Inflation Opportunities

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.58%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.26%

Total annual fund operating expenses		0.84%

Fee waiver and/or expense reimbursement[2]	0.09%

Total annual fund operating expenses after fee waiver and/or expense reimbursement	0.75%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Contractual arrangements have been made with the fund’s investment manager, Transamerica Asset Management, Inc. (“TAM”), through [March 1, 2017] to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed [0.75%], excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the fund’s business. These arrangements cannot be terminated prior to [March 1, 2017] without the Board of Trustees’ consent. TAM is entitled to recapture amounts waived and/or reimbursed to a class during any of the previous 36 months if the class’s total annual operating expenses have fallen to a level below the limit described above.

Transamerica Intermediate Bond

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.38%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.18%

Total annual fund operating expenses		0.56%

Fee waiver and/or expense reimbursement[2]		0.01%

Total annual fund operating expenses after fee waiver and/or expense reimbursement		0.55%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Contractual arrangements have been made with the fund’s investment manager, Transamerica Asset Management, Inc. (“TAM”), through [March 1, 2017] to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 0.55%, excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the fund’s business. These arrangements cannot be terminated prior to [March 1, 2017] without the Board of Trustees’ consent. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months if on any day or month the estimated annualized fund operating expenses are less than the cap.

Transamerica Intermediate Muni (formerly, Transamerica Enhanced Muni)

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.46%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.30%

Recaptured expense[2]			0.01%
All other expenses			0.29%
Total annual fund operating expenses		0.76%

Fee waiver and/or expense reimbursement[2]		0.05%

Total annual fund operating expenses after fee waiver and/or expense reimbursement		0.71%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Contractual arrangements have been made with the fund’s investment manager, Transamerica Asset Management, Inc. (“TAM”), through [March 1, 2017] to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed [0.71%], excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the fund’s business. These arrangements cannot be terminated prior to [March 1, 2017] without the Board of Trustees’ consent. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months if on any day or month the estimated annualized fund operating expenses are less than the cap.

Transamerica International Equity

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.74%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.24%

Total annual fund operating expenses		0.98%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Large Cap Value

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.65%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.18%

Total annual fund operating expenses		0.83%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Mid Cap Growth

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.75%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.23%

Total annual fund operating expenses		0.98%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Mid Cap Value Opportunities

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.70%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.19%

Total annual fund operating expenses		0.89%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica MLP & Energy Income

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		1.08%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.21%

Total annual fund operating expenses		1.29%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Multi-Cap Growth (formerly, Transamerica Growth Opportunities)

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.70%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.26%

Total annual fund operating expenses[2]		0.96%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Total annual fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses or borrowing expenses on securities sold short.

Transamerica Short-Term Bond

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.49%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.19%

Total annual fund operating expenses		0.68%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Small Cap Core

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.83%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.23%

Total annual fund operating expenses		1.06%

Fee waiver and/or expense reimbursement[2]		0.01%

Total annual fund operating expenses after fee waiver and/or expense reimbursement		1.05%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Contractual arrangements have been made with the fund’s investment manager, Transamerica Asset Management, Inc. (“TAM”), through [March 1, 2017] to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed [1.05%], excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the fund’s business. These arrangements cannot be terminated prior to [March 1, 2017] without the Board of Trustees’ consent. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months if on any day or month the estimated annualized fund operating expenses are less than the cap.

Transamerica Small Cap Growth

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.85%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.20%

Total annual fund operating expenses		1.05%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Small Cap Value

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.82%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.22%
Acquired fund fees and expenses		0.32%

Total annual fund operating expenses[2]		1.36%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Total annual fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses or borrowing expenses on securities sold short.

Transamerica Small/Mid Cap Value

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.80%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.20%

Total annual fund operating expenses		1.00%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Strategic High Income

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.69%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.46%
Acquired fund fees and expenses		0.02%

Total annual fund operating expenses		1.17%

Fee waiver and/or expense reimbursement[2]		0.20%

Total annual fund operating expenses after fee waiver and/or expense reimbursement[3]		0.97%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Contractual arrangements have been made with the fund’s investment manager, Transamerica Asset Management, Inc. (“TAM”), through [March 1, 2017] to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed [0.95%], excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the fund’s business. These arrangements cannot be terminated prior to [March 1, 2017] without the Board of Trustees’ consent. TAM is entitled to recapture amounts waived and/or reimbursed to a class during any of the previous 36 months if the class’s total annual operating expenses have fallen to a level below the limit described above.
[3]	Total annual fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses or borrowing expenses on securities sold short.

Transamerica Unconstrained Bond

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.67%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.43%

Total annual fund operating expenses		1.10%

Fee waiver and/or expense reimbursement[2]		0.15%

Total annual fund operating expenses after fee waiver and/or expense reimbursement		0.95%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Contractual arrangements have been made with the fund’s investment manager, Transamerica Asset Management, Inc. (“TAM”), through [March 1, 2017] to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed [0.95%], excluding, as applicable, 12b-1 fees, acquired fund fees and expenses, interest, taxes, brokerage commissions, dividend and interest expenses on securities sold short, extraordinary expenses and other expenses not incurred in the ordinary course of the fund’s business. These arrangements cannot be terminated prior to [March 1, 2017] without the Board of Trustees’ consent. TAM is entitled to recapture amounts waived and/or reimbursed to a class during any of the previous 36 months if the class’s total annual operating expenses have fallen to a level below the limit described above.

Transamerica US Growth

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	Advisor
Management fees		0.69%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.22%

Total annual fund operating expenses		0.91%

[1]	Other expenses are based on estimates for the current fiscal year.

R6 CLASS

Transamerica Inflation Opportunities

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	R6
Management fees		0.58%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.08%

Total annual fund operating expenses		0.66%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Mid Cap Value Opportunities

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	R6
Management fees		0.70%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.05%

Total annual fund operating expenses		0.75%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Small Cap Growth

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	R6
Management fees		0.85%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.04%

Total annual fund operating expenses		0.89%

[1]	Other expenses are based on estimates for the current fiscal year.

Transamerica Small Cap Value

Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

	Class:	R6
Management fees		0.82%
Distribution and service (12b-1) fees		None
Other expenses[1]		0.04%
Acquired fund fees and expenses		0.32%

Total annual fund operating expenses[2]		1.18%

[1]	Other expenses are based on estimates for the current fiscal year.
[2]	Total annual fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses.

*****

The Registrant acknowledges that, with respect to filings made by the Registrant with the Commission and reviewed by the Staff:

(a)	the Registrant is responsible for the adequacy and accuracy of the disclosure in the filings;

(b)	Staff comments or changes to disclosure in response to Staff comments in the filings reviewed by the Staff do not foreclose the Commission from taking any action with respect to the filings; and

(c)	the Registrant may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please call the undersigned at (720) 482-1574 with any questions.

Very truly yours,

/s/ Tané T. Tyler
Tané T. Tyler
Vice President, Assistant General Counsel,
Chief Legal Officer and Secretary
Transamerica Asset Management, Inc.